Exhibit 99.B(d)(1)(i)

AMENDED SCHEDULE A

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

ING VARIABLE FUNDS

and

ING INVESTMENTS, LLC

Series	Annual Investment Management Fee
(as a percentage of daily net assets)
ING Growth and Income Portfolio	0.50% on first $10 billion
0.45% on next $5 billion
0.425% over $15 billion